Exhibit 99.1 Press release.

HUNT GLOBAL ANNOUNCES ADDITIONS TO MANAGEMENT TEAM AND PROGRESS ON MINNESOTA JORDAN WHITE SAND DEVELOPMENT

April 10, 2012 -- Houston, Texas – Hunt Global Resources, Inc.  (OTCBB: HGCO) today announced the following additions to its management team:

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Mr. David H. Odorizzi joined the Company as its Chief Financial Officer effective April, 2012. Mr. Odorizzi has over 30 years of energy industry experience, most recently in the development, financing, construction and management of large power generation projects. He has held executive positions in finance, operations and development including Executive Vice President and CFO of Enron Power Corp., President of International Business Ventures (an Enron subsidiary), and Executive Vice President in charge of development for TM Power Ventures.  Mr. Odorizzi began his career in public accounting with the predecessor firm to PricewaterhouseCoopers.

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Mr. Terry Casey joined the Company as Vice President of Operations effective April, 2012 and will have overall responsibility for the development, construction and operation of our upcoming frac sand processing plant in Minnesota. Mr. Casey has over 30 years of environmental, safety, project and construction management experience. He was the senior environmental professional for Celanese Chemicals (f/k/a Hoechst Celanese) and NL Industries. In 1998, he formed his own company and managed the cleanup of approximately 70 hazardous waste sites across the U.S.

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Mr. Mike Horne will be moving from his prior CFO position assuming the position of Vice President of Hunt Carbon Green. In this capacity, Mr. Horne will assume responsibility for the continued operation of our pilot plant in the Nation of Cyprus and will be responsible for the sale of the Carbon Green business, which was previously announced in our recently filed Form 10K with the SEC.  Mr. Horne has a long history with Carbon Green and is uniquely familiar with its operation and business prospects.

Mr. Sharp, Chairman and CEO commented, “The addition of Dave Odorizzi and Terry Casey and their unique skill sets will be invaluable in advancing the development of our key asset, our 90 million ton Northern Jordan White frac sand mineral deposit. Their combined environmental, developmental, construction and operational experience is tailor made for the Company. This is only the next step in building a strong operations oriented management team around our new President, Joe Compofelice.”

MINNESOTA FRAC SAND DEVELOPMENT:

The development of our 2.4 million ton annual capacity frac sand project in Minnesota continues on schedule. On April 3, 2012 the company received notice approval of our Proposed Mining Final Scoping Decision Document (Final SDD) from the Scott County Board of Commissioners. “This is a key milestone which was the result of many months of careful effort and coordination with Scott County”, said George Sharp, Chairman and CEO. The Company is on schedule to submit its Final Environmental Impact Statement in May, 2012 and to receive the necessary permits consistent with its construction and operation targets. The Final SDD and work plan are available on the Scott County website www.co.scott.mn.us.

Commenting on this milestone, Mr. Sharp said, “We have an experienced team of consultants and advisors with significant permitting experience in Minnesota. One of the most significant barriers to entry into the Northern White Jordan frac sand business is the time and cost to obtain all the necessary environmental permits. Our plant is on an actively mined limestone site and along with the cooperation of Scott County authorities, coupled with the long standing community credentials of the local owners of the property, this process has progressed on a timely basis and we expect it to continue to do so.”

The Hunt Global Northern White Jordan Sandstone development is expected to be the largest single location white frac sand processing plant in North America. The plant design, which is complete, calls for annual production of marketable frac sand of 2.4 million tons annually. Construction is scheduled to start in the fall 2012 with start up and first deliveries projected in the summer 2013. While the Company has not yet released full technical data and API grade mix on the deposit or trial processing/screening tests, the Company has stated that it believes it has, as high a concentration, of “coarse” Northern White Jordan, as any sand producer in the U.S. Commenting on the product mix, President Joe Compofelice said, “Market demand currently is very much in favor of coarse material. This is consistent with the shift in customer spending from dry gas basins to liquid gas/oil rich basins of the Bakken, Eagle Ford, Permian and Utica unconventional shale plays.”

ABOUT HUNT GLOBAL RESOURCES, INC:

Hunt Global Resources, Inc. (OTCBB:HGCO) is a natural resource company focusing on the development of “frac” sands, which is an essential component in the production of oil and gas, especially the production of oil and gas from “unconventional” shales. The primary assets of the Company include the exclusive right to acquire the mining rights to over 900 acres of land containing an estimated 90 million ton reserve of Northern Jordan White sand, which is considered the premier raw sand in the “fracking” industry. Additionally, the Company’s current holdings include the mining rights to 350 acres in Conroe, Texas, containing frac sand deposits of approximately 21 million tons and an additional 20 million tons of sand for other industrial uses. For more information visit www.huntglobalresources.com.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

The statements in this press release that are not historical statements, including statements regarding future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, as defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21 E of the Securities Exchange Act of 1934, as amended. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; weather-related issues; changes in capital spending by customers; delays or failures by customers and others to make payments owed to us; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; retaining key personnel and maintaining a highly skilled workforce; and integration of acquired businesses and operations of joint ventures. Hunt’s Form 10-K for the year ended December 31, 2011, Form 10-Q for the quarter ended September 30, 2011, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Hunt’s business, results of operations, and financial condition. Hunt undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact
Hunt Global Resources, Inc.
Adreena Betti
(281) 825-5000